EXHIBIT (d)(3)

FORM OF RESTRICTED STOCK AGREEMENT

SUMMARY OF STOCK GRANT

By your signature and the signature of the Company’s representative on the signature page, you and the Company agree that you are receiving shares subject to the terms and conditions of the Evolution Petroleum Corporation Amended and Restated 2004 Stock Plan, which has been provided to you, and the Stock Grant Agreement, which is attached to and made a part of this document.

Name of Transferee:	Employee Name

Total Number of Transferred Shares:

Sales Price Per Share:	$0.001

Fair Market Value Per Share:

Date of Transfer:

Vesting Commencement Date:

Vesting Schedule:

The Transferred Restricted Stock granted hereunder shall vest in accordance with the following schedule:          shall vest as of one year from the Vesting Commencement Date;          shall vest on         ;          shall vest on         ; and          shall vest on         .

EVOLUTION PETROLEUM CORPORATION

AMENDED AND RESTATED 2004 STOCK PLAN

RESTRICTED STOCK GRANT AGREEMENT

Section 1.               Acquisition of Shares

(a)           Transfer. On the terms and conditions set forth in the Summary of Stock Grant and this Agreement, the Company will sell to the Transferee, and the Transferee agrees to purchase, the number of Shares set forth in the Summary of Stock Grant at the Sale Price, as set forth above. The transfer shall occur at the offices of the Company on the date of transfer set forth in the Summary of Stock Grant or at such other place and time as the parties may agree.

(b)           Consideration.  The Transferee and the Company agree that the Transferred Shares are being issued to the Transferee at the Sale Price Per Share, as set forth in the Summary of Stock Grant, as consideration for certain stock option grants exchanged pursuant to the Evolution Petroleum Corporation Stock Option Exchange Program, that was filed on May 15, 2009, as an exhibit to Schedule TO.

(c)           Stock Plan and Defined Terms. The transfer of the Transferred Shares is subject to the Plan, a copy of which the Transferee acknowledges having received. The provisions of the Plan are incorporated into this Agreement by this reference. Capitalized terms are defined in Section 11 of this Agreement.  Capitalized terms not defined herein shall have the meaning given such terms in the Plan.

Section 2.               Forfeiture Condition

(a)           Scope of Forfeiture Condition. All Transferred Shares initially shall be Restricted Shares and shall be subject to forfeiture to the Company. The Transferee shall not transfer, assign, encumber or otherwise dispose of any Restricted Shares without the Company’s written consent, except as provided in the following sentence. The Transferee may transfer Restricted Shares to one or more members of the Transferee’s Immediate Family or to a trust established by the Transferee for the benefit of the Transferee and/or one or more members of the Transferee’s Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If the Transferee transfers any Restricted Shares, then this Agreement shall apply to the Subsequent Transferee to the same extent as to the Transferee.

(b)           Vesting. The Forfeiture Condition shall lapse and the Restricted Shares shall become vested in accordance with the vesting schedule set forth in the Summary of Stock Grant. The Administrator may, at its sole discretion, accelerate the vesting and waive the Forfeiture Condition, at any time.

(c)           Accelerated Vesting.  In addition to the terms of the Plan, the Company hereby agrees that all or part of the Restricted Shares shall vest prior to their original vesting terms at the time or times set forth below:

(i)            If the Company is subject to a Change in Control (as defined in below in this Agreement and not as defined in the Plan) before the Transferee’s employment terminates, the Restricted Shares shall vest (1) in full, immediately prior to the Change in Control, if and only if the surviving corporation or its parent acquires 100% of the outstanding common stock of the Company or the substantial assets of the Company and the common stock ceases to be publicly traded after the Change in Control; (2) in full if Transferee is subject to an Involuntary Termination (defined below) within 12 months after the Change in Control; or (3) in all other circumstances, partially, with 50% of the Restricted Shares vesting on the Change in Control date and the remaining Restricted Shares to vest at the rate set forth herein, reduced by the Restricted Shares that vested in accordance with the Change in Control.  All other terms and conditions shall remain unchanged.

(ii)           In the event of any death or Own Occupation Disability of Transferee, the Transferred Shares shall vest.

(d)           Execution of Forfeiture. In the event that the Transferee is not serving as an employee or a consultant and any portion of the Transferred Shares have not vested, the certificate(s) representing any remaining Restricted Shares (i.e. the unvested shares) shall be delivered to the Company properly endorsed for transfer. The Company shall make no payment for Restricted Shares that are forfeited.

(e)           Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Restricted Shares or into which such Restricted Shares thereby become convertible shall immediately be subject to the Forfeiture Condition. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Restricted Shares.

(f)            Termination of Rights as Stockholder. If Restricted Shares are forfeited in accordance with this Section 2, then the person who is to forfeit such Restricted Shares shall no longer have any rights as a holder of such Restricted Shares. Such Restricted Shares shall be deemed to have been forfeited in accordance with the applicable provisions hereof, whether or not the certificate(s) therefore have been delivered as required by this Agreement.

(g)           Escrow. Upon issuance, the certificates for Restricted Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement. Any new, substituted or additional securities or other property described in Subsection (e) above shall immediately be delivered to the Company to be held in escrow, but only to the extent the Transferred Shares are at the time Restricted Shares. All regular cash dividends on Restricted Shares (or other securities at the time held in escrow) shall be paid directly to the Transferee and shall not be held in escrow. Restricted Shares, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for forfeiture and cancellation in the event that the Forfeiture Condition applies or (ii) released to the Transferee upon the Transferee’s request to the extent the Transferred Shares are no longer Restricted Shares (but not more frequently than once every six months). In any event, all Transferred Shares that have vested (and any other vested assets and securities attributable thereto) shall be released within 60 days after the earlier of the termination of the Transferee’s Service.

Section 3.               Other Restrictions on Transfer

(a)           Transferee Representations. In connection with the issuance and acquisition of Shares under this Agreement, the Transferee hereby represents and warrants to the Company as follows:

(i)            The Transferee understands that the Transferred Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a Form S-8, and Transferee acknowledges receipt of a prospectus under such Form S-8.

 (iii)         The Transferee will not sell, transfer or otherwise dispose of the Transferred Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act.  The Transferee agrees that he or she will not dispose of the Transferred Shares unless and until he or she has complied with all requirements of this Agreement applicable to the disposition of Transferred Shares and he or she has provided the Company with written assurances, in substance and form satisfactory to the Company, that (A) the proposed disposition does not require registration of the Transferred Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Transferred Shares under applicable state law.

(b)           Securities Law Restrictions. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Transferred Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(c)           Rights of the Company. The Company shall not be required to (i) transfer on its books any Transferred Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Transferred Shares, or otherwise to accord voting, dividend or liquidation rights to, any Subsequent Transferee to whom Transferred Shares have been transferred in contravention of this Agreement.

Section 4.               Successors and Assigns

Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon the Transferee and the Transferee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

Section 5.               No Retention Rights

Nothing in this Agreement or in the Plan shall confer upon the Transferee any right to continue providing services to the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Transferee, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without cause.

Section 6.               Tax Election

Transferee understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Transferred Shares, if anything, and the Fair market Value of the Shares as of the date on which the Transferred Shares are “substantially vested,” within the meaning of Section 83.  In this context, the Transferred Shares are “substantially vested” when they either have become transferable or have ceased to be subject to forfeiture upon termination of employment (other than a termination due to death or Own Occupation Disability).  Transferee understands that a U.S. taxpayer may elect to have his or her taxable income determined at the time he or she acquires the Transferred Shares, rather than when and as the Transferred Shares become substantially vested, by filing an election under Section 83(b) of the Code with the Internal Revenue Services (a “Section 83(b) Election”). The acquisition of the Transferred Shares may result in adverse tax consequences that may be avoided or mitigated by filing a Section 83(b) Election. The Section 83(b) Election may be filed only within 30 days after the date of transfer set forth in the Summary of Stock Grant. The Transferee should consult with his or her tax advisor to determine the tax consequences of acquiring the Transferred Shares and the advantages and disadvantages of filing the Section 83(b) Election. The Transferee acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely Section 83(b) Election, even if the Transferee requests the Company or its representatives to make this filing on his or her behalf.

Section 7.               Tax Withholding

(a) Regardless of any action the Company or Transferee takes with respect to any or all income tax (including federal, state or local taxes), social insurance, payroll tax or other applicable taxes (“Tax Liabilities”) in connection with the acquisition of Transferred Shares, Transferee hereby acknowledges and agrees that the ultimate liability for all Tax Liabilities legally due by Transferee is and remains the responsibility of the Transferee.

(b) Transferee further acknowledges and agrees that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax Liabilities in connection with any aspect of the acquisition of Transferred Shares, including, but not limited to, the grant or vesting of the Transferred Shares, the subsequent sale of Transferred Shares and the receipt of any dividends; and (ii) do not commit to structure the terms of the acquisition of Transferred Shares or any aspect of the acquisition of Transferred Shares to reduce or eliminate Transferee’s Tax Liabilities.

(c) Transferee agrees to pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations for Tax Liabilities of the Company. In this regard, Transferee authorizes the Company, at its discretion and if permissible under local law, to satisfy the obligations with regard to all Tax Liabilities legally payable by Transferee by one or a combination of the following:

(i) withholding of Transferred Shares registered in the Transferee’s name and held on the stock transfer books of the Company with a Fair Market Value equal to or below the minimum withholding amount for Tax Liabilities, provided, however, that to avoid withholding any fractional Transferred Shares, the Company may round up to the next nearest number of whole Transferred Shares, as long as the Company withholds no more than a single whole Transferred Share in excess of the minimum withholding obligation for Tax Liabilities. (For example, if the minimum withholding obligation for Tax Liabilities is $225 and the Fair Market Value of the Transferred Share is $50, then the Company may withhold up to five (5) Transferred Shares.) Transferred Shares subject to withholding under this sub-section will be deducted from the total number of Transferred Shares available to Transferee upon the vesting of the Transferred Shares; or

(ii) withholding from Transferee’s wages or other cash compensation paid to Transferee by the Company; or

(iii) selling or arranging for the sale of Transferred Shares.

The Company will remit the total amount withheld for Tax Liabilities to the appropriate tax authorities.

(d) The Transferee shall pay to the Company any amount of Tax Liabilities that the Company may be required to withhold as a result of Transferee’s acquisition or vesting of Transferred Shares, the payment of dividends or the sale of Transferred Shares that cannot be satisfied by one or more of the means previously described. The Company shall not be required to release the Transferred Shares from the stop-transfer instructions, its custody or escrow unless and until Transferee complies with his or her obligations in connection with the Tax Liabilities as described in this section.

Section 8.               Legends

All certificates evidencing Transferred Shares shall bear the following legends:

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES).  SUCH IMPOSES CERTAIN FORFEITURE CONDITIONS UPON TERMINATION OF SERVICE WITH THE COMPANY. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

If required by the authorities of any state in connection with the issuance of the Transferred Shares, the legend or legends required by such state authorities shall also be endorsed on all such certificates.

Section 9.               Notice

Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with a nationally recognized overnight courier service, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office and to the Transferee at the address that he or she most recently provided to the Company in accordance with this Section 9.

Section 10.             Entire Agreement

The Summary of Stock Grant, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

Section 11.                 Choice of Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, as such laws are applied to contracts entered into and performed in such State.

Section 12.                 Definitions

(a)           “Agreement” shall mean this Stock Grant Agreement.

(b)           “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time or, if a Committee has been appointed, such Committee.

(c)           “Change in Control” shall mean (1) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not controlling stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; OR (2) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

(d)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           “Committee” shall mean a committee of the Board of Directors, as described in Section 2 of the Plan.

(f)            “Company” shall mean Evolution Petroleum Corporation a Nevada corporation (fka Natural Gas Systems, Inc.).

(g)           “Consultant” shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

(h)           “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(i)            “Fair Market Value” shall have the meaning assigned to it in the Plan.

(j)            “Forfeiture Condition” shall mean the forfeiture condition described in Section 2.

(k)           “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

(l)            “Involuntary Termination” shall mean the termination of the Transferee’s employment by reason of: (1) The involuntary discharge of the Transferee by the Company for reasons other than Cause (as defined in Transferee’s employment agreement with the Company, of even date herewith); or (2) The voluntary resignation of the Transferee following a reduction in the Transferee’s base salary, a substantial reduction of the responsibilities, authority or scope of work of Transferee, or receipt of notice that the Transferee’s principal workplace will be relocated more than 20 miles.

(m)          “Outside Director” shall mean a member of the Board of Directors who is not an Employee.

(n)           “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(o)           “Plan” shall mean the Evolution Petroleum Corporation Amended and Restated 2004 Stock Plan.

(p)           “Restricted Share” shall mean a Transferred Share that is not yet vested under the Vesting Schedule.

(q)           “Securities Act” shall mean the Securities Act of 1933, as amended.

(r)            “Service” shall mean service as an Employee, Outside Director or Consultant.

(s)           “Share” shall mean one share of Stock, as adjusted in accordance with Section 14 of the Plan (if applicable).

(t)            “Stock” shall mean the Common Stock of the Company, with a par value of $0.001 per Share.

(u)           “Subsequent Transferee” shall mean any person to whom the Transferee has directly or indirectly transferred any Transferred Shares.

(v)           “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(w)          “Summary of Stock Grant” shall mean the document so entitled to which this Agreement is attached.

(x)            “Transferee” shall mean the individual named in the Summary of Stock Grant.

(y)           “Transfer Notice” shall mean the notice of a proposed transfer of Transferred Shares described in Section 3.

(z)            “Transferred Shares” shall mean the Shares acquired by the Transferee pursuant to this Agreement.

[SIGNATURE PAGE FOLLOWS]

                IN WITNESS WHEREOF, the undersigned have executed this Stock Grant Agreement in exchange for the Sale Price Per Share, as set forth in the Summary of Stock Grant, and certain stock option grants exchanged pursuant to the Evolution Petroleum Corporation Stock Option Exchange Program, that was filed on May 15, 2009, as an exhibit to Schedule TO.

EVOLUTION PETROLEUM CORPORATION

Robert S. Herlin
Chairman, President and Chief Executive Officer

TRANSFEREE

Name: